Exhibit 99

NovaStar Closes $1.6 billion Asset Backed Securitization

KANSAS CITY, MO., December 15, 2005 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today that its subsidiary, NovaStar Mortgage, completed its fourth securitization of 2005.

Lead managers Deutsche Bank Securities, Wachovia Securities and RBS Greenwich Capital with co-manager Morgan Stanley, underwrote NovaStar Mortgage Funding Trust, Series 2005-4, which closed December 15, 2005. The transaction offered 15 rated classes of certificates with a face value of $1,558,400,000.

NovaStar Mortgage retained the M-9, M-10, M-11, M-12 and class C certificates. Class M-9, M-10, M-11 and M-12 collectively represent $54.4 million in principal. The M-11, M-12 and class C certificates were not covered by the prospectus. Ratings for class M-9 through class M-12 are as follows:

Class	S&P / Moody's / Fitch
M-9	A / Baa3 / BBB+
M-10	BBB+ / Ba1 / BBB
M-11	BBB / NR / BBB-
M-12	BBB- / NR / NR

Class C has a notional amount of $1.6 billion, entitles NovaStar to excess and prepayment penalty fee cash flow from the underlying loan collateral and serves as overcollateralization. Other than prepayment penalty fee cash flow, Class C is subordinated to the other classes.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this presentation may constitute forward-looking statements within the meaning of the federal securities laws. Forward looking statements are those that predict or describe future events and that do not relate solely to historical matters.

Forward looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size and frequency of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts, changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations and the impact of new local, state or federal legislation or regulations or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our 2004 Annual Report on Form 10-K. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424